Exhibit 99.1

949 South Coast Drive, Third Floor

Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC
For more information contact	Equal Housing Lender
Nancy Gray, EVP & CFO, 714-438-2500	Barbara Palermo, EVP & IR, 714-438-2500

Pacific Mercantile Bancorp Reports Fiscal 2004 Operating Results

Earnings Up 134%, Per Share Income Up 55% and Net Interest Income Up 56%

Core Loans increased 46% to $512 million at December 31, 2004,

versus $351 million at December 31, 2003

COSTA MESA, Calif., January 27, 2005 (BUSINESS WIRE) — Pacific Mercantile Bancorp (Nasdaq: PMBC) today reported that its net earnings increased by $2.8 million, or 134%, to $4.9 million in the year ended December 31, 2004, up from $2.1 million in the year ended December 31, 2003. This increase was primarily due to an $8.2 million, or 56%, increase in net interest income and a slowing in the rate of growth of noninterest expense in fiscal year ended December 31, 2004, the combined effects of which more than offset a decline of $3.0 million in noninterest income that was primarily attributable to a decline in mortgage refinancings. Net core loan growth of $161 million, or 46% to $512 million, was the principal contributor to the increase in our net interest income and to the growth of our total assets, which increased by 17% to $846 million at December 31, 2004, from $724 million at December 31, 2003.

Net income for the quarter ended December 31, 2004, was $1.7 million, or $0.15 per diluted share, as compared to $287,000 or $.03 per diluted share in the same quarter last year. This $1.4 million increase was primarily attributable to increases in net interest income of $2.0 million, and in noninterest income of $563,000 in the quarter ended December 31, 2004, which more than offset increases in noninterest expense and income taxes. The increase in net interest income was primarily attributable to core loan growth in 2004, while the increase in noninterest income was due primarily to net gains on sales of securities (consisting primarily of mortgage backed securities) available for sale.

Earnings per diluted share in the fiscal year ended December 31, 2004 totaled $0.46, calculated on the basis of a weighted average of 10.6 million shares outstanding in 2004. In fiscal 2003, earnings per diluted share totaled $0.30, which were calculated on the basis of a weighted average of 6.9 million shares outstanding for that year. In the quarter ended December 31, 2004, earnings per diluted share increased to $0.15, calculated on the basis of a weighted average of approximately 10.8 million shares outstanding, from $0.03 per diluted share in the same quarter of 2003, for which the weighted average number of shares outstanding was 7.5 million. The increases in the weighted average numbers of diluted shares outstanding in the fiscal year and quarter ended December 31, 2004, as compared to 2003, were attributable to our completion, in December 2003, of a public offering of 3,680,000 shares of our common stock.

“We continued the expansion of our banking franchise in 2004 by the successful opening of a new Long Beach Financial Center, which closes the service gap between Beverly Hills and our Orange County Financial Centers,” said Raymond E. Dellerba, President and CEO. “In addition, we have received regulatory approvals to open an Ontario Financial Center in the Inland Empire of Southern California. The Ontario Financial Center will be our eighth financial center and is a continuation of our strategic growth plan,” added Mr. Dellerba.

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January 27, 2005

To further increase our capital resources, on October 8, 2004, we completed an institutional private placement in which we sold $10 million of junior subordinated notes, due in 30 years. The notes bear interest initially at a rate of 4.045% per annum, which will reset quarterly at the three-month LIBOR rate plus 2.00% per annum. For regulatory purposes, the notes are treated as additional capital that is available to support the further growth of our banking franchise. With the sale of these notes the aggregate principal amount of the Company’s outstanding long term junior subordinated notes increased to $28 million.

Results of Operations

Net Interest Income. Net interest income, a primary measure of bank profitability, after the provision for loan losses, increased by $8.7 million, or 67%, to $21.8 million in the year ended December 31, 2004, from $13.0 million in 2003. In the quarter ended December 31, 2004, net interest income, after the provision for loan losses, increased by $2.3 million, or 58%, to $6.3 million from $4.0 million in the same quarter of 2003. Net interest margin also improved, to 3.04% in 2004, as compared to 2.42% in 2003, and to 3.17% in the fourth quarter of 2004, as compared to 2.67% in the same period of 2003. These increases in net interest income and the improvements in net interest margin were due primarily to the increase in core loan volume during 2004.

Noninterest Income. Noninterest income declined by $3.0 million, or 39%, to $4.7 million in 2004, from $7.7 million in 2003. This decline was primarily attributable to a reduction in the volume of refinanced mortgages due to increases in mortgage rates that began in the second half of 2003. In the quarter ended December 31, 2004, noninterest income increased by $563,000, or 68%, to $1.4 million from $824,000 in the like period of 2003, primarily as a result of a $487,000 increase in net gains on sales of securities (consisting primarily of mortgage backed securities) available for sale.

Noninterest Expense. Noninterest expense increased in 2004 by $709,000, or 4%, to $18.1 million from $17.4 million in 2003. In the quarter ended December 31, 2004, noninterest expense increased by $408,000, or 9%, to $4.8 million from $4.4 million in the same quarter of 2003. These increases in noninterest expense were primarily attributable to staff increases for our commercial banking operations due to the increase in core loan volume, partially offset by staff reductions that we made as a result of the slowing in mortgage lending activity.

Notwithstanding the increases in the dollar amounts of noninterest expense, our efficiency ratio (operating expenses as a percentage of total revenues) improved to 66% and 63%, respectively, for the year and three months ended December 31, 2004, from 79% and 85%, respectively, in the respective corresponding periods of 2003. These improvements are indicative of a maturing of, and increased business growth at, our financial centers that has helped us to generate more revenue per employee in the three and twelve month periods ended December 31, 2004, than we did in the corresponding periods of 2003.

Provision for Income Taxes. The provision for income taxes in 2004 increased to $3.4 million, from $1.2 million in 2003, and to $1.2 million in the last quarter of 2004 from $86,000 in the last quarter of 2003. Those increases were due to the increases in pre-tax income we generated in 2004 and also to increases in our effective income tax rates, which were 41.4% for fiscal 2004, as compared to 35.8% for the prior fiscal year, and 41.9% for the last quarter of 2004 as compared to 23.1% in the same quarter of 2003. The increases in our effective income tax rates were primarily attributable to a sale in April 2004 of $15 million of investment securities the dividends on which were 70% tax free.

Balance Sheet Growth and Asset Quality

Balance Sheet Growth. Core loans (net of the allowance for loan losses) increased by $161 million, or 46%, to $512 million at December 31, 2004, from $351 million at December 31, 2003. We also reduced our investments (mainly mortgage backed securities held for sale) to $180 million at December 31, 2004, from $282 million at December 31, 2003 and used the net proceeds from the sale of those securities primarily to fund new loans. The increase in core loans contributed to a 17% increase in total assets to $846 million at December 31, 2004, from $724 million one year earlier. Deposits also increased, growing by $39 million, or 8%, to $534 million at December 31, 2004, from $495 million at December 31, 2003. Contributing to that increase was an $18 million, or 12%, increase in noninterest bearing deposits to $175 million at December 31, 2004 from $157 million at December 31, 2003. At the same time, higher-cost time deposits increased by $1 million, or 1%, to $204 million at December 31, 2004, from $203 million at December 31, 2003. As a

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January 27, 2005

result, at December 31, 2004, noninterest bearing deposits and time deposits represented 33% and 38%, respectively, of total deposits, as compared to 32% and 41%, respectively, at December 31, 2003. This change in the mix of deposits contributed to the increase in net interest income recorded in the quarter and the year ended December 31, 2004.

Asset Quality. At December 31, 2004, loans classified as non-performing, 90 days past due, and impaired totaled $11,000 and we had no restructured loans. As of the same date the allowance for loan losses totaled $4.0 million, or 0.78% of core loans outstanding, as compared to $3.9 million and 1.11%, respectively, at December 31, 2003. The decline in the ratio of the allowance to core loans to 0.78% at December 31, 2004, was due to (i) a net charge off of $822,000 during the first quarter ended March 31, 2004, relating to an impaired loan, for which reserves of $672,000 had been established and included in the allowance for loans losses at December 31, 2003, and (ii) a decision, based on the quality of the core loan portfolio, which remains strong, that it was not necessary to make a significant increase in the allowance for loan losses during the second half of 2004. As a result, the provisions made for loan losses totaled $50,000 and $973,000 for the quarter and the year ended December 31, 2004, respectively, as compared to $400,000 and $1.5 million in the respective corresponding periods of 2003.

“We are pleased to report the continued strong net core loan growth of 46% during 2004, which contributed to the increase in total revenue growth of 24% for the year ended 2004, as compared to the same period in 2003,” said Nancy Gray, CFO. “In accordance with our strategic plan, as the economy improved in 2004 and mortgage banking noninterest income declined, the Bank realized increases in interest income from core loans that more than offset the decline in noninterest income,” added Ms. Gray.

Commercial Banking

“Pacific Mercantile Bank now has over $845 million in assets and we believe we are positioned to further increase our $512 million portfolio of net core loans by expansion into new market segments,” stated Mr. Dellerba. “Our present financial center locations provide us with entrees into a wider Southern California client base, whose need for commercial loans can, we believe, readily be satisfied by our strong capital and liquidity.”

Internet Banking

We continue to focus on expanding the usefulness of our website to customers desiring convenient high tech banking services combined with strong, professional assistance. The Internet Bank offers a convenient delivery channel for our banking and mortgage products through our website, www.pmbank.com.

Mortgage Banking

Our mortgage group continues to focus on the development of loan programs and business development opportunities to further assist those borrowers interested in qualifying for home purchases and refinances.

“Our strategy is to offer an array of products that appeal to a variety of customers,” said John Monroe, EVP Mortgage Division. “We now offer a collection of Affordable Lending Products that will aid and promote home ownership for low and moderate-income borrowers,” added Mr. Monroe.

About Pacific Mercantile Bancorp

Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999, and of PMB Securities Corp., which commenced operations in September 2002.

The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its “click-to-mortar” combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.

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The Bank operates four Orange County financial centers located in Newport Beach, Costa Mesa, La Habra and San Clemente, two Los Angeles County financial centers located in Beverly Hills and in Long Beach, and one San Diego County financial center in La Jolla. The Bank has received regulatory approvals to open a new financial center in the Inland Empire, off Interstate 10 in Ontario, its eighth full service commercial financial center. In addition to the Bank’s physical locations, it offers comprehensive banking services over its Internet Bank, which is accessible 24/7 worldwide at www.pmbank.com.

PMB Securities Corp, an SEC registered securities broker-dealer and member of the National Association of Securities Dealers, Inc. (NASD), is engaged in the retail securities brokerage business. The brokerage accounts are cleared through National Financial Services LLC and are SIPC insured. PMB Securities Corp is located at 450 Newport Center Drive, Suite 110, Newport Beach, next to the Bank’s original location. “This new year brings the addition of an internal registered investment advisory team to manage assets for our clientele,” stated Gary D. Cohee, its President and CEO.

Forward-Looking Statements

Statements in the news release that are not historical facts or which refer to the Company’s expectations or beliefs about trends in its business or about its future financial performance constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements contained in this news release are based on current information and are subject to a number of risks and uncertainties that could cause our actual results to differ significantly from those expected at this time. These risks and uncertainties relate to such matters as, but are not limited to: Possible increases in competition from other financial institutions, which could prevent us from increasing our loan volume or require us to reduce the interest rates we charge on or to increase the interest rates we offer in order to attract or retain deposits, any of which could cause our net interest income and our earnings to decline; adverse changes in local or national economic conditions which could lead to a decline in loan volume or an increase in loan delinquencies that would lead to declines in our net interest income and in our net income; adverse changes in Federal Reserve Board monetary policies, which could result in reductions in net interest margins, or in loan demand or mortgage originations, and, therefore, could adversely affect our operating results; increased government regulation which could increase the costs of our operations; the possible adverse impact on our operating results if we are unable to manage our growth or achieve profitability at new office locations, or if we are unable to successfully enter new markets or introduce new financial products or services; and our dependence on certain key officers for our future success, the loss of any of which could adversely affect our operating results. These, as well as other risk factors and uncertainties, are discussed in greater detail in the Company’s Quarterly Reports on Form 10-Q for the first three quarters of 2004 and its Annual Report on Form 10-K for its fiscal year ended December 31, 2003, which it filed with the Securities and Exchange Commission.

Readers of this news release are urged to read the discussion of those risks and uncertainties that are contained in those Reports and are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this news release. The Company also disclaims any obligation to update forward-looking statements whether as a result of new information, future events or otherwise.

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CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share)

(Unaudited)

	Year Ended December 31,			Three Months Ended December 31,
	2004	2003	Percentage Change	2004	2003	Percentage Change
Total interest income	$34,818	$25,554	36.3%	$9,718	$7,151	35.9%
Total interest expense	12,072	11,014	9.6%	3,364	2,771	21.4%

Net interest income	22,746	14,540	56.4%	6,354	4,380	45.1%
Provision for loan losses	973	1,515	(35.8)%	50	400	(87.5)%

Net interest income after provision for loan losses	21,773	13,025	67.2%	6,304	3,980	58.4%
Noninterest income
Service charges & fees	669	628	6.5%	148	161	(8.1)%
Net gains on sales of securities	839	739	13.5%	470	(17)	(2,864.7)%
Mortgage banking income	2,215	5,421	(59.1)%	559	528	5.9%
Other noninterest income	956	868	10.1%	210	152	38.2%

Total noninterest income	4,679	7,656	(38.9)%	1,387	824	68.3%
Noninterest expense
Salaries & employee benefits	9,808	9,899	(0.9)%	2,659	2,563	3.7%
Occupancy and equipment	3,432	3,106	10.5%	893	783	14.0%
Other noninterest expense	4,908	4,434	10.7%	1,287	1,085	18.6%

Total noninterest expense	18,148	17,439	4.1%	4,839	4,431	9.2%

Income before income taxes	8,304	3,242	156.1%	2,852	373	664.6%
Income tax expense	3,441	1,160	196.6%	1,196	86	1,290.7%

Net Income	$4,863	$2,082	133.6%	$1,656	$287	477.0%

Net income per share:
Basic	$0.48	$0.31		$0.16	$0.03
Diluted	$0.46	$0.30		$0.15	$0.03

Weighted average shares outstanding (in thousands)
Basic	10,082	6,579		10,083	7,107
Diluted	10,597	6,866		10,803	7,458

Ratios (1)
ROA	0.62%	0.33%		0.78%	0.16%
ROE	6.71%	5.33%		8.76%	2.94%
Efficiency ratio	66.17%	78.57%		62.51%	85.15%

Net interest margin (1)	3.04%	2.42%		3.17%	2.67%

(1)	Ratios and net interest margin for the three month period ended December 31, 2004, and 2003 have been annualized.

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CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except share and book value data)

(Unaudited)

	December 31,		Percentage Increase (Decrease)
	2004	2003
ASSETS
Cash and due from banks	$26,509	$23,785	11.5%
Fed funds sold	69,600	36,000	93.3%
Interest bearing deposits	738	605	22.0%
Investments	180,074	281,541	(36.0)%
Loans (net of allowance of $4,032 and $3,943, respectively)	511,827	351,071	45.8%
Loans held for sale	42,348	19,168	120.9%
Investment in unconsolidated trust subsidiaries	837	527	58.8%
Other assets	13,606	11,792	15.4%

Total Assets	$845,539	$724,489	16.7%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$175,329	$156,890	11.8%
Interest bearing deposits
Interest checking	22,862	17,852	28.1%
Savings/money market	131,161	117,689	11.5%
Certificates of deposit	204,211	202,903	0.6%

Total interest bearing deposits	358,234	338,444	5.8%

Total deposits	533,563	495,334	7.7%
Other borrowings	204,754	138,372	48.0%
Other liabilities	4,409	3,086	42.9%
Junior subordinated debentures	27,837	17,527	58.8%

Total liabilities	770,563	654,319	17.8%
Shareholders’ equity	74,976	70,170	6.8%

Total Liabilities and Shareholders’ Equity	$845,539	$724,489	16.7%

Tangible book value per share(1)	$7.58	$7.10	6.8%

Shares outstanding	10,084,381	10,081,248

(1)	Excludes accumulated other comprehensive income/loss included in shareholders’ equity.

	Year Ended December 31,
Average Balances (dollars in thousands)	2004	2003
Average gross loans (*)	$441,605	$264,390
Average loans held for sale	$26,608	$47,574
Average earning assets	$748,417	$600,563
Average assets	$786,176	$633,100
Average equity	$72,456	$39,083
Average interest bearing deposits	$343,241	$344,486

(*)	Excludes loans held for sale and allowance for loan loss (ALL).

	At December 31,
Credit Quality Data (dollars in thousands)	2004	2003
Total non-performing assets	$11	$2,485
Net charge-offs year-to-date	$884	$7
Allowance for loan losses	$4,032	$3,943
Allowance for loan losses /gross loans (excl. loans held for sale)	0.78%	1.11%
Allowance for loan losses /total assets	0.48%	0.54%

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